Mr. Wayne S. Peterson
July 6, 1998
Page 6


                           Homeland Stores, Inc.
                              P.O. Box 25008
                      Oklahoma City, Oklahoma 73125


                             July 6, 1998






Mr. Wayne S. Peterson
2708 Evergreen Drive
Great Falls, MT 59404

Dear Wayne:

          This letter confirms the terms of your employment with Homeland Stores, Inc. (the "Company").

          1. Employment. You hereby accept employment as the Senior Vice President, Chief Financial Officer and Secretary of the Company and Homeland Holding Corporation ("Holding") commencing as soon as possible after the date hereof and after you have completed your commitments to Buttrey Food and Drug Stores Company ("Buttrey") and Albertson's, Inc. ("Albertsons") pursuant to the completion of the merger between Buttrey and Albertsons and the subsequent transition period for Albertsons. You will devote your full working time (reasonable vacation time and absence for sickness or disability excepted), to the best of your ability, experience and talent, to the performance of services, duties and responsibilities hereunder; provided, however, that nothing in this letter agreement will preclude you from engaging in charitable and community affairs, so long as, in the reasonable determination of the President and Chief Executive Officer of the Company, such activities do not interfere with your duties and responsibilities hereunder. You will perform such duties and exercise such powers, commensurate with your position, as the President and Chief Executive Officer of the Company and the Board of Directors shall from time to time delegate to you on such terms and conditions and subject to such restrictions as may reasonably be imposed from time to time.

          2. Base Salary. As compensation for the duties to be performed by you under the terms of this letter agreement, the Company will pay you a base salary in the amount of $150,000 per annum, payable at the same time as the Company pays salary to its other executive employees. The Company will review your base salary from time to time and, at the discretion of the Board of Directors, may increase your base salary based upon your performance and other relevant factors.

          3. Incentive Bonus. While you are providing services pursuant to this letter agreement, you will be given the opportunity to receive an annual bonus upon the attainment of such performance objectives as the Board of Directors shall determine from time to time after consulting with you. The target amount for your annual bonus will be 50% of your base salary based on the satisfaction of such performance objectives. Any bonus payable to you will be paid to you at the same time as bonuses are paid to other executives.

          4. Relocation Expenses. The Company will reimburse you up to a maximum aggregate amount of $45,000 for costs and expenses related to the sale of your residence in Great Falls and your relocation to and purchase of a residence in the Oklahoma City area, including the costs of moving all household goods and automobiles to the Oklahoma City area and the costs of purchasing a residence in the Oklahoma City area such as closing costs, real estate commissions and reasonable attorneys fees; provided, however, that $8,400 of such maximum amount will be paid directly to you if no real estate agent is used and no real estate commission is paid on the sale of your Great Falls residence. To the extent any payments made to you pursuant to this paragraph 4 are includable as compensation income to you for income tax purposes and are not otherwise deductible, the amount of such payments shall be increased by the amount of the tax so that you will be "made whole" by such tax gross up to the maximum extent possible. The Company recognizes that you will be relocating your family to the Oklahoma City area prior to commencement of employment and the Company agrees to provide you with temporary residence and a rental car in Great Falls for up to three months beginning with the acquisition of your home in the Oklahoma City area and concluding with the commencement of your employment with the Company (such period not to exceed three months is referred to herein as the "Relocation Period"). In addition, the Company will reimburse you for travel expenses between Great Falls and Oklahoma City for up to two round trips per month during the Relocation Period.

          5. Employee Benefits. While you are providing services pursuant to this letter agreement (i) you will be eligible to participate in the employee benefit plans and programs generally available to the Company's employees (including, but not limited to, coverage under the Company's medical, dental, life and disability insurance plans, directors' and officers' liability coverage and participation in the Company's qualified plans) as in effect from time to time on the same basis as the Company's other executive employees, subject to the terms and provisions of such plans and programs, (ii) the Company will provide you with a company car and (iii) the Company will pay the premiums for an executive term life insurance policy on your life in the face amount of $500,000.

          6. Stock Options. Upon commencement of your employment, you will be granted options to purchase 50,000 shares of common stock of Holding pursuant to, and subject to the terms and conditions of, a stock option agreement to be entered into between Holding and you substantially in the form attached hereto.

          7. Executive Perquisites. You will be eligible to receive the perquisites and other personal benefits made available to the Company's senior executives from time to time. You will be entitled to no less than four weeks paid vacation in each calendar year, which shall be taken at such times as are consistent with your responsibilities hereunder.

          8. Expenses. The Company will reimburse you for all reasonable expenses incurred by you in connection with your performance of services under this letter agreement in accordance with the Company's policies, practices and procedures.

          9. Termination of Employment. The Company may terminate your employment at any time for any reason. If the Company terminates your employment for any reason other than Cause or Disability, or if you shall terminate your employment for Good Reason, the Company will (i) continue to pay you your base salary for one year after the date of your termination of employment, and (ii) within five business days after your employment terminates, pay you in a lump sum payment an amount equal to the product of (A) your target bonus under the Company's incentive bonus plan for the year in which your employment terminates and (B) a fraction, the numerator of which is the number of days during such year prior to and including the date of your termination of employment and the denominator of which is 365. Such amounts will not be subject to any offset, mitigation or other reduction as a result of your receiving salary or other benefits by reason of your securing other employment.

          In the event (i) you terminate your employment for any reason other than Good Reason, (ii) your employment terminates due to your death or Disability or (iii) your employment is terminated by the Company for Cause, you will only be entitled to receive the compensation and benefits payable to you under the Company's otherwise applicable employee benefit plans or programs.

          As used in this letter agreement, "Cause" means (i) your willful failure, after not less than 30 days' written notice that such failure would constitute a basis for termination for Cause, to perform substantially your duties as an officer and employee of the Company (other than due to physical or mental illness), (ii) your engaging in serious misconduct that is injurious to the Company, (iii) your having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony, or (iv) your unauthorized disclosure of confidential information (other than to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) that has resulted or will result in material economic damage to the Company.

          For purposes of this letter agreement, a termination by you shall be treated as having occurred for "Good Reason" if it occurs within 30 days following the occurrence of any of the following events without your prior written consent: (i) your removal or any failure to reelect or redesignate you to the position of Senior Vice President and Chief Financial Officer of the Company, except in connection with a termination of your employment by the Company for Cause; (ii) a material diminution in your responsibilities with the Company; (iii) a change in your location of employment from the Oklahoma City area; or (iv) a reduction in your base salary or your incentive bonus opportunity.

          As used in this letter agreement, "Disability" means that, as a result of your incapacity due to physical or mental illness, you have been absent from your duties to the Company on a substantially full-time basis for 180 days in any twelve-month period and within 30 days after the Company notifies you in writing that it intends to replace you, you shall not have returned to the performance of your duties on a full-time basis.

          10. Reciprocal Representations. The Company acknowledges that you are restricted by and subject to agreements and obligations pursuant to the merger between Buttrey and Albertsons and the subsequent transition period for Albertsons. The Company further acknowledges that commencement of employment and performance of duties for the Company will not begin until such commitments to Buttrey and Albertsons have been completed and your existing employment has been terminated. The Company represents that it is not the intent of the Company or Holding or this agreement to cause you to engage in any activity which conflicts or interferes with or derogates from the performance of your existing duties or the satisfaction of any obligations pursuant to agreements in effect on the date hereof between you and Buttrey and/or Albertsons. By signing below, you represent to the Company that you are not restricted by or subject to any agreement or obligation that would be violated by your acceptance of this letter agreement.

          11. Binding Effect. This letter agreement shall be binding upon and inure to the benefit of your heirs and representatives and the successors and assigns of the Company, but neither this letter agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by you (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company will assign this letter agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of the Company. If you should die while any amounts would still be payable to you under this letter agreement if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this letter agreement to your personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees or estate, as the case may be.

          12. Indemnification. The Company agrees to indemnify you to the fullest extent permitted under its Bylaws as in effect from time to time.

          13. General Provisions. No provisions of this letter agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Company's Board of Directors and is agreed to in a writing signed by you and such Company officer as may be specifically designated by the Board.

          No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this letter agreement. The invalidity or unenforceability or any one or more provisions of this letter agreement will not affect the validity or enforceability of any other provision of this letter agreement, which will remain in full force and effect. This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

          All amounts payable to you hereunder will be paid net of any and all applicable income or employment taxes required to be withheld therefrom under applicable federal, state or local laws or regulations.

          The validity, interpretation, construction and performance of this letter agreement will be governed by the laws of the State of Oklahoma, without giving effect to its conflict of laws provisions.

          If the foregoing accurately sets forth the terms of your employment with the Company, please so indicate by signing below and returning one signed copy of this letter agreement to me.

                                   Sincerely,

                                   HOMELAND STORES, INC.


                                   David B. Clark
                                   President and Chief
Executive Officer

ACCEPTED AND AGREED
on this ____ day of July, 1998


Wayne S. Peterson